PRELIMINARY COPY                                        CONFIDENTIAL - FOR USE
                                                          OF COMMISSION ONLY


                             THE MIDLAND COMPANY

                            7000 MIDLAND BOULEVARD
                              AMELIA, OHIO 45102
                           NOTICE OF ANNUAL MEETING


TO THE SHAREHOLDERS OF THE MIDLAND COMPANY:

	Notice is hereby given that the Annual Meeting of the Shareholders of The Midland Company will be held at the Company's offices, 7000 Midland Boulevard, Amelia, Ohio 45102, on Thursday, April 9, 1998, at 10 a.m., for the following purposes:

        1. To elect 5 members of the Board of Directors to hold office for terms of three years.

        2. To approve an amendment to the Articles of Incorporation of the Company to increase the maximum number of shares authorized to be outstanding to twenty million five hundred thousand (20,500,000) of which twenty million (20,000,000) shall be common shares without par value and five hundred thousand (500,000) shall be preferred shares without par value

        3. To approve an amendment to the Code of Regulations of the Company so that the Chairman of the Board of Directors of the Company is not required to be the Chief Executive Officer of the Company.

        4. To approve amendments to The Midland Company Stock Option Plan for Non-Employee Directors (the "Plan") to permit non-employee directors to choose either grants of 1,000 restricted shares of common stock or grants of 3,000 options to purchase shares of common stock.

        5. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors.

        6. To transact any other business that may lawfully come before the meeting.

	As of the date of this notice, the foregoing is the only business which the Board of Directors intends to present or which the Board of Directors has knowledge that others will present at the meeting.

	You are urged to be present. If you do not expect to be present at the meeting but wish your stock to be voted, please date, fill in and sign the enclosed form of proxy and mail it in the enclosed return envelope which requires no postage if mailed in the United States.

	Shareholders of record at the close of business on March 6, 1998, will be entitled to vote at the meeting or any adjournment thereof.

DATED AT AMELIA, OHIO THIS 6th day of March, 1998.




                                                              JOHN R. LABAR
                                                              Secretary

                              TABLE OF CONTENTS
                              -----------------

                                                                         PAGE
                                                                         ----

Proxy Statement............................................................1
Stock Ownership of Certain Beneficial Owners...............................1
Election of Directors......................................................2
Executive Compensation.....................................................7
Report of the Compensation Committee......................................10
Five Year Total Return....................................................11
Approval of an Increase in Authorized Shares Outstanding..................12
Approval of Amendment to Code of Regulation...............................12
Approval of Amendments to the Midland Company Stock Option Plan for
    Non-Employee Directors................................................13
Ratification of Selection of Auditors.....................................13
Shareholder Proposals.....................................................13
Cost of Solicitation......................................................13
Other Matters.............................................................13
Exhibit A.................................................................14
Exhibit B.................................................................14
Exhibit C.................................................................14

PRELIMINARY COPY                                         CONFIDENTIAL - FOR USE
                                                           OF COMMISSION ONLY


                             THE MIDLAND COMPANY
                            7000 Midland Boulevard
                              Amelia, Ohio 45102

	The proxy and statement will first be sent to shareholders on or about March 16, 1998.

                               PROXY STATEMENT

	The enclosed proxy is solicited by the Board of Directors of The Midland Company ("Midland" or the "Company"). Each person giving a proxy may revoke it at any time before it is voted by giving notice to the Company in writing or in open meeting or by a later dated proxy received by the Company. Any written notice of revocation should be addressed to the Company (at the address indicated above) to the attention of the Secretary. Each valid proxy received in time will be voted at the meeting, and, if a choice is specified on the ballot, it will be voted in accordance with such specification. If no choice is specified on the ballot, the shares will be voted as recommended by the Board of Directors, i.e., "FOR" Proposal 1 to elect the five persons nominated as directors by the Board of Directors, "FOR" Proposal 2 to increase the number of shares of the Company authorized to be outstanding, "FOR" Proposal 3 to amend the Code of Regulations of the Company, "FOR" Proposal 4 to amend The Midland Company Stock Option Plan for Non-Employee Directors, and "FOR" Proposal 5 to ratify the appointment of the Independent Public Accountants. Holders of stock on the books of the Company at the close of business on the 6th day of March, 1998, are entitled to notice of and to vote at the meeting. On March 6, 1998, the Company had outstanding voting securities consisting of 3,100,592 shares of common stock, the holders of which are entitled to one (1) vote per share. Abstentions and shares otherwise not voted for any reason will have no effect on the outcome of any vote at the annual meeting.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	The following table sets forth, as of March 6, 1998, the holdings of persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock. Information has been furnished by the persons listed. Beneficial ownership has been determined in accordance with rules and regulations of the Securities and Exchange
Commission.

Name of Beneficial                        Amount Beneficially
     Owner               Address                Owned          Percent of Class

J.P. Hayden, Jr.  7000 Midland Boulevard       550,427                   17.6 %
                  Amelia, Ohio 45102

Robert W. Hayden  7000 Midland Boulevard       450,514                   14.5%
                  Amelia, Ohio  45102

Burgess L. Doan   5710 Wooster Road            377,110                   12.2%
                  Cincinnati, Ohio  45227

John R. LaBar     7000 Midland Boulevard       330,865                   10.6%
                  Amelia, Ohio  45102

Gabelli Fund      One Corporate Center         293,800                    9.5%
                  Rye, NY  10580

William McD. Kite 525 Vine Street              193,086                    6.2%
                  Cincinnati, Ohio  45202

        (1) Includes 405,772 shares over which J. P. Hayden, Jr. has sole voting and investment power, 105,337 shares over which he has sole voting power only, 11,018 shares over which he shares voting and investment power, and 28,300 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

        (2) Includes 437,914 shares over which Robert W. Hayden has sole voting and investment power, 4,600 shares over which he has sole voting power, and 8,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

        (3) Includes 194,831 shares over which Burgess L. Doan has sole voting and investment power, including 46,638 shares held in trust for the benefit of the family of J. P. Hayden, III, 40,162 shares held in trust for the benefit of the family of John W. Hayden and 51,354 shares held in trust for the benefit of the family of William T. Hayden. These shares held in trust are not shown as owned beneficially by J. P. Hayden, III, John W. Hayden or William T. Hayden. In addition, Mr. Doan shares voting and investment power over 138,630 shares as co-trustee with William McD. Kite, under agreement with J. Page Hayden, deceased. J. P. Hayden, Jr. is among the beneficiaries of the J. Page Hayden Trust entitled to receive distribution of income. These trust shares are not shown as beneficially owned by J. P. Hayden, Jr. Mr. Doan shares voting and investment power over 33,134 shares held in trust as a co-trustee for the benefit of the children of Robert W. Hayden. Furthermore, Mr. Doan shares voting and investment power over 8,515 shares held in trust as co-trustee with William T. Hayden (6,263) and J.P. Hayden, III (2,252).

        (4) Includes 306,465 shares over which John R. LaBar has sole voting and investment power, 4,600 shares over which he has sole voting power, 11,600 shares over which he shares voting and investment power, and 8,200 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

        (5) Includes 188,086 shares over which William McD. Kite shares voting and investment power, including 138,630 shares over which Mr. Kite is a co-trustee with Burgess L. Doan under agreement with J. Page Hayden, deceased, and 33,134 shares over which Mr. Kite is a co-trustee for the benefit of the children of Robert W. Hayden. J. P. Hayden, Jr. is among the beneficiaries of the J. Page Hayden Trust entitled to receive distribution of income. These trust shares are not shown as beneficially owned by J. P. Hayden, Jr. Also, it includes 5,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998. Mr. Kite is a member of the law firm of Cohen, Todd, Kite & Stanford, LLC, general counsel for the Company. The Company paid the firm fees of $376,537 in 1997.

        As of March 6, 1998, all Directors and Officers of the Company, as a group, beneficially owned 1,510,841 shares of the common stock of the Company. This amount includes 100,700 shares which may be acquired through exercise of options within 60 days of March 6, 1998. The amount so beneficially owned represents 47.2% of the aggregate of the shares outstanding on that date plus the shares which may be so acquired through exercise of options.

                            ELECTION OF DIRECTORS

	It is intended that proxies given to the persons named in the enclosed form of proxy will be voted for the election of nominees listed below. In case any nominee is unable or declines to serve, it is intended that proxies will be voted for the balance of those named and for such person as shall be designated by the Board of Directors to replace any such nominee. The issuer has no knowledge or reason to believe that any nominee will be unable or unwilling to serve.

	Cumulative Voting Rights. Shareholders have cumulative voting rights in the election of Directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company, not less than forty-eight (48) hours before the time fixed for holding the annual meeting that a shareholder desires that the voting for the election of Directors be cumulative and if an announcement of the giving of such notice is made upon convening of the meeting, then each shareholder shall have the right to cumulate his shares in voting for the Directors. By this procedure a shareholder, instead of registering one vote per share for each candidate of his choice, may cast the entire total of his votes (i.e., a total number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder) for one candidate or distribute them among the candidates otherwise as the shareholder desires. This proxy does not solicit discretionary authority to accumulate votes.

	Information as to Nominees and Continuing Directors. The Board of Directors will consist of fifteen members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2001 and until their successors have been elected and qualified. It is intended that the accompanying proxy will be voted for the election of the following five nominees:

                                                            Shares of
                                                         Common Stock of
                                                            Company
                      Principal Occupation                Beneficially   Percent
                           and Other            Director    Owned on        of
Directors             Business Affiliations      Since    March 6, 1998   Class
--------------------------------------------------------------------------------

J.P. Hayden, Jr. (1)  Chairman of the Board       1961      550,427(2)     17.6%
(Age 68)              and Chief Executive
                      Officer of the Company;
                      Director, Star Banc
                      Corporation

William T. Hayden (1) Attorney; Formerly          1994      121,837(12)     3.9%
(Age 44)              Partner of Firm of
                      Cohen, Todd, Kite &
                      Stanford

John M. O'Mara        Financial Consultant;       1983        8,000(8)      0.3%
(Age 70)              Director, Baldwin &
                      Lyons, Inc.,
                      Plantronic, Inc.;
                      Formerly Chairman of
                      the Executive
                      Committee, Quality Care
                      Systems

Glenn E. Schembechler Professor Emeritus,         1981       10,535(9)      0.3%
(Age 68)              University of Michigan;
                      Formerly President,
                      Detroit Tigers Baseball
                      Club; Formerly,
                      Athletic Director and
                      Head Football Coach,
                      University of Michigan;
                      Director, Riddell
                      Sports, Inc.

John I. Von Lehman    Executive Vice              1991       11,060(10)     0.4%
(Age 45)              President
                      and Chief Financial
                      Officer of the Company

	The following Directors have been elected to serve until the annual meeting in 1999 and until their successors have been elected and qualified:

                                                            Shares of
                                                         Common Stock of
                                                            Company
                      Principal Occupation                Beneficially   Percent
                           and Other            Director    Owned on        of
Directors             Business Affiliations      Since    March 6, 1998   Class
--------------------------------------------------------------------------------

James E. Bushman      President and CEO,          1997        1,000(13)       0%
(Age 53)              Cast-Fab Technologies,
                      Inc.

James H. Carey        Corporate                   1971        4,440(3)      0.1%
(Age 64)              Director/Advisor
                      since September, 1995;
                      Managing Director,
                      Briarcliff Financial
                      Associates since June,
                      1991; formerly CEO,
                      National Capital
                      Benefits Corp.;
                      Director, Airborne
                      Freight Corporation;
                      Cowan Group of Funds

John W. Hayden (1)    Senior Executive Vice       1991       81,422(4)      2.6%
(Age 40)              President of the
                      Company; Vice Chairman
                      of American Modern
                      Insurance Group, Inc.
                      (a wholly owned
                      Subsidiary of The
                      Midland Company)

Robert W. Hayden (1)  Vice President of the       1968      451,514(2)     14.5%
(Age 59)              Company

David B. O'Maley      Chairman, President &       1998            0           0%
(Age 51)              CEO, The Ohio National
                      Life Insurance Company
                      and Ohio National Life
                      Assurance Company;
                      Chairman and Director,
                      the O.N. Equity Sales
                      Company and Ohio
                      National Equities,
                      Inc.; Director, Star
                      Banc Corporation.

	The following Directors have been elected to serve until the annual meeting in 2000 and until their successors have been elected and qualified:

                                                            Shares of
                                                         Common Stock of
                                                            Company
                      Principal Occupation                Beneficially   Percent
                           and Other            Director    Owned on        of
Directors             Business Affiliations      Since    March 6, 1998   Class
--------------------------------------------------------------------------------

George R. Baker       Corporate Director/        1971         7,440(5)      0.2%
(Age 68)              Advisor since July 1,
                      1985; Director,
                      Reliance Group
                      Holdings, Inc.,
                      Reliance Insurance
                      Co., W. W. Grainger,
                      Inc., WMS Industries,
                      Inc.

Michael J. Conaton    President and Chief        1969        58,468(6)      1.9%
(Age 64)              Operating Officer of
                      the Company

J. P. Hayden, III (1) Senior Executive Vice      1989        50,043(7)      1.7%
(Age 45)              President of the
                      Company; President
                      of M/G Transport
                      Services, Inc. (a
                      wholly owned
                      Subsidiary of The
                      Midland Company)


William J. Keating    Formerly Chairman and   1991            5,000(11)     0.2%
(Age 70)              Publisher and Chief
                      Executive Officer of
                      The Cincinnati
                      Enquirer; Director,
                      Fifth Third Bancorp
                      and Fifth Third Bank

John R. LaBar         Vice President and      1963          330,865(2)     10.6%
(Age 66)              Secretary of the Company



	William McD. Kite (Director since 1966), John R. Orther (Director since
1961) and William F. Plettner (Director since 1961) retired from the Company's Board of Directors on March 5, 1998. All three retiring Directors have been appointed to the honorary position of Director Emeritus.

	Information has been furnished by the persons listed. Beneficial ownership has been determined in accordance with rules and regulations of the Securities and Exchange Commission. Periods of service as directors include service as directors of the Company's predecessor, Midland-Guardian Co.

(1) J. P. Hayden, Jr. and Robert W. Hayden, both of whom are executive officers of the Company and various subsidiaries, are brothers. J. P. Hayden, III, John W. Hayden and William T. Hayden are sons of J. P. Hayden, Jr.

(2) With reference to the holdings of J. P. Hayden, Jr., Robert W. Hayden, John R. LaBar, and William McD. Kite, see footnotes (1) through (5) under Principal Holders of Voting Securities.

(3) Includes 440 shares over which James H. Carey has sole voting and investment power, and 4,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998. Mr. Carey was indebted to the Company in the amount of $97,000 in 1997 on a loan for personal purposes. The rate of interest on the loan was 8%. As of March 6, 1998, Mr. Carey has repaid the loan in full.

(4) Includes 2,675 shares over which John W. Hayden has sole voting and investment power, 7,100 over which he has sole voting power, 4,526 shares over which he shares voting and investment power, 60,221 shares over which he shares investment power only, and 6,900 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(5) Includes 3,440 shares over which George R. Baker has sole voting and investment power and 4,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(6) Includes 11,000 shares over which Michael J. Conaton has sole voting power, 34,468 shares over which he has sole voting and investment powers, and 13,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(7) Includes 2,115 shares over which J. P. Hayden, III has sole voting and investment power, 7,100 shares over which he has sole voting power, 13,591 shares over which he shares voting and investment power, 22,937 shares over which he shares investment power only, and 7,300 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(8) Includes 3,000 shares over which John M. O'Mara has sole voting and investment power, and 5,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(9) Includes 5,535 shares over which Glenn E. Schembechler has sole voting and investment power and 5,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(10) Includes 2,460 shares over which John I. Von Lehman has sole voting and investment power, 4,600 shares over which he has sole voting power, and 4,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(11) Includes 2,000 shares over which William J. Keating shares voting and investment powers and 3,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998.

(12) Includes 330 shares over which William T. Hayden has sole voting and investment power, 62,399 shares over which he shares voting and investment power, 55,108 shares over which he shares investment power only, and 4,000 shares that may be acquired through exercise of options within 60 days of March 6, 1998. Mr. Hayden is an attorney and the Company paid him fees of $265,000 in 1997 for professional services provided to the Company.

(13) Includes 1,000 shares over which James E. Bushman has sole voting and investment power.


	Committees of the Board of Directors. The Board of Directors of the Company has an audit committee, a compensation committee and an executive committee, but has no nominating committee. The audit committee is composed of James E. Bushman, James H. Carey, John M. O'Mara and Glenn E. Schembechler. The function of the audit committee is to nominate auditors for the annual audit of the Company and discuss the audit work with the auditors appointed to perform the audit. The compensation committee is composed of George R. Baker, James H. Carey and William J. Keating. The function of the compensation committee is to review and make recommendations as to compensation of the senior executive
officers of the Company.   The executive committee is composed of Joseph P.
Hayden, Jr., Michael J. Conaton, Joseph P. Hayden, III, John W. Hayden and William J. Keating. The executive committee has the authority, during intervals between meetings of the Board of Directors, to exercise all powers of the Board of Directors other than that of filling vacancies among the Board of Directors or in any committee of the Board of Directors.

        Board and Committee Meetings and Attendance. The Board of Directors of the Company had four meetings, the audit committee had four meetings and the compensation committee had three meetings in 1997. All Directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings of all of the committees of which they were members during 1997.

        Director Compensation. The Company pays non-employee Directors an annual fee of $12,000 plus an attendance fee of $1,000 for each regularly held meeting. In addition, the Company pays non-employee Directors who serve on the audit committee or the compensation committee an annual fee of $2,000 for services on such committees. Directors who are employees of the Company do not receive any compensation for serving as a Director. The net value realized from the exercise of options in 1997 by non-employee directors was $87,125. Currently, non-employee Directors receive, on a bi-annual basis, a grant of an option to purchase 1,000 shares of Company common stock under The Midland Company Stock Option Plan for non-employee Directors (the "Plan"). Subject to the approval of amendments to the Plan by the shareholders, Non-Employee Directors will, beginning in 1999, on a bi-annual basis, receive (at the election of the non-employee Director) either: (a) a grant of 1,000 restricted shares of Company common stock (on a post-split basis), or (b) a grant of an option to purchase 3,000 shares of Company common stock (on a post split basis).

        Compliance with Section 16 of the Securities Exchange Act of 1934. Based on a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's officers, directors and persons who own more than ten percent of the shares of the Company's common stock complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception that Mr. Bushman filed Form 3 more than ten days after the event which subjected him to Section 16(a) of the Securities Exchange Act of 1934. The delay was the result of an administrative error on the Company's part in processing the filing on behalf of Mr. Bushman.

                            EXECUTIVE COMPENSATION

	The following Summary Compensation Table provides an overview of compensation paid, earned or awarded to the CEO and the four other most highly paid executive officers of the Company as to whom total annual salary and bonus exceeded $100,000 for 1997.

                          SUMMARY COMPENSATION TABLE

                                       Long Term Compensation    All Other
                     Annual Compensation ______Awards____  ____Compensations____
                                         Restricted
Name and                                   Stock  Options/ Savings
Principle Position  Year  Salary   Bonus  Awards(1) SAR'S  Plans(2) Insurance(3)
--------------------------------------------------------------------------------
J. P. Hayden, Jr.   1997 $600,000 $217,935 $558,750  $  0 $36,807    $81,746
Chairman of the     1996  600,000        0        0     0  27,622     50,147
Board and Chief     1995  550,000  112,641  540,625     0   4,620     14,031
Executive Officer

Michael J. Conaton  1997  315,000  108,967  223,500     0  19,079      3,721
President and       1996  315,000        0        0     0  14,468      3,566
Chief Operating     1995  298,000   56,321  216,250     0   4,620          0
Officer

J. P. Hayden, III   1997  245,000   53,656  186,250     0  13,440        676
Senior Executive    1996  245,000   52,868        0     0  11,266        381
Vice President      1995  225,000   33,643   90,825     0   4,620        357

John W. Hayden      1997  230,000  121,731  186,250     0  15,828        367
Senior Executive    1996  230,000    5,000        0     0  11,733        228
Vice President      1995  210,000   81,984   90,825     0   4,620        211

John I. Von Lehman  1997  200,000   79,909   93,125     0  12,596        522
Executive Vice      1996  200,000    5,000        0     0   9,478        293
President,          1995  187,000   41,303   90,825     0   4,620        279
Treasurer & CFO

(1) Dividends will be paid on stock reported in this column. The aggregate number of restricted stock holdings and valuations at 12/31/97 were as follows: J. P. Hayden, Jr., 35,500 shares valued at $2,047,500; Michael J. Conaton, 13,500 shares valued at $850,500; J. P. Hayden, III, 8,600 shares valued at $541,800; John W. Hayden, 8,600 shares valued at $541,800; and John I. Von Lehman, 6,100 shares valued at $384,300.
(2) Total Company matching contributions earned during year from savings plans.
(3) The Company has instituted a split-dollar life insurance program for J. P. Hayden, Jr., a director and an executive officer of the Company. Under this program, the Company has purchased life insurance policies on the lives of
    J. P. Hayden, Jr. and his wife. J. P. Hayden, Jr. is responsible for a portion of the premiums and the Company pays the remainder of the premiums on the life insurance policies. The amount of premium advanced by the Company in 1997 was $588,687. No interest is charged on the amount advanced but repayment of such amount is secured by collateral assignment of the policies. Upon the death of J. P. Hayden, Jr. and his wife, the Company will be entitled to receive that portion of the benefits paid under the life insurance policy as is equal to the premiums paid by the Company on that policy. In the event of surrender of a policy prior to death of an insured, the Company would recover the premiums it has paid from the cash surrender value of the policy or from the insureds. The life insurance trust established by the decedent will receive the remainder of the death benefits. The economic value of the benefit for the period the funds were advanced during 1997, using the Demand Loan Approach and the Company's commercial paper rate of 5.29%, is $70,406 for J. P. Hayden, Jr. Such amount is reflected in the Summary Compensation Table. The remaining amounts represent total group term life insurance premium paid by the Company during the year. Similar programs have been instituted for Robert W. Hayden and John R. LaBar, both directors and executive officers of the Company. The amount of premium advanced by the Company in 1997 was $235,634 for Robert W. Hayden and $278,185 for John R. LaBar. No interest is charged on the amounts advanced. The economic value of the benefits for the period the funds were advanced during 1997, using the Demand Loan Approach and the Company's commercial paper rate of 5.29%, are $28,092 for Robert W. Hayden, Jr. and $34,243 for John R. LaBar.

	Savings Plans. The Board of Directors has approved two savings plans: a Qualified 401(K) Savings Plan that has been approved by the Internal Revenue Service and a Non-Qualified Savings Plan. These plans provide additional retirement benefits for salaried employees. An employee may make basic pre-tax contributions to his plan account up to 6% of his compensation. An employee may also make supplemental contributions up to an additional 10% of his compensation. Under the Qualified 401(K) Savings Plan: 1) the Company contributes $.50 for each dollar of the employee's basic contribution, 2) an employee's total contribution may not exceed the lesser of $9,500 or 16% of an employee's compensation in 1997 and 3) all funds under this plan are not available to the Company's creditors in the case of bankruptcy or change in ownership. Under the Non-Qualified Plan: 1) the Company contributes $.75 for each dollar of the employee's basic contribution, 2) an employee's total contribution may not exceed 16% of the employee's compensation and 3) all amounts in this plan are subject to the Company's creditors in the case of bankruptcy or change of control. The Company does not match supplemental contributions under either plan. Cash Compensation paid pursuant to these plans is included in the Summary Compensation Table as All Other Compensation.

	Pension Plans. A Pension Plan has been adopted by the Board of Directors and approved by the Internal Revenue Service. The plan provides for payment of annual benefits to salaried employees of the Company upon retirement. The monthly benefits equal the years of service (up to a maximum of 35 years) multiplied by the sum of 1% of that portion of average monthly salary (plus bonus) constituting Social Security covered compensation, plus 1.75% of that portion of average monthly salary (plus bonus) not constituting Social Security covered compensation. Average monthly salary (plus bonus) is based on the highest average salary for 5 consecutive years.

        Proposed compensation in the form of payments from this non-contributory defined benefit pension plan are not included in the Summary Compensation Table. The 1997 estimated annual benefits (after deduction for social security benefits) payable upon retirement is a straight line annuity paid from the plan and may be individually estimated by reference to the following table:

        Average                      Years of Service
        Annual    ----------------------------------------------------
       Salaries      15         20         25         30         35

        100,000    22,748     30,331     37,914     45,496     53,079

        150,000    35,873     47,831     59,789     71,746     83,704

        200,000    48,998     65,331     81,664     97,996    114,329

        250,000    62,123     82,831    103,539    124,246    144,954 *

        300,000    75,248    100,331    125,414    150,496 *  175,579 *

        350,000    88,373    117,831    147,289 *  176,746 *  206,204 *

        400,000   101,498    135,331 *  169,164 *  202,996 *  236,829 *

        450,000   114,623    152,831 *  191,039 *  229,246 *  267,454 *

        500,000   127,748    170,331 *  212,914 *  255,496 *  298,079 *

        550,000   140,873 *  187,831 *  234,789 *  281,746 *  328,704 *

        600,000   153,998 *  205,331 *  256,664 *  307,996 *  359,329 *

        650,000   167,123 *  222,831 *  278,539 *  334,246 *  389,954 *

        700,000   180,248 *  240,331 *  300,414 *  360,496 *  420,579 *

        750,000   193,373 *  257,831 *  322,289 *  386,746 *  451,204 *


	* Under the Internal Revenue Code, the maximum allowable annual benefit payable by the qualified pension plan in 1998 is $130,000. In addition, the maximum pay that can be used to determine the benefit is $160,000. The Board of Directors has approved the payment to participants directly by the Company of any reduction in benefits occasioned by limitations on benefits contained in the Internal Revenue Code.

        The compensation covered by the plan includes basic salary, overtime and bonus. The credited years of service through 1997 covered by the plan (not to exceed 35 years) for each of the five most highly compensated executive officers of the Company is: J. P. Hayden, Jr. (35), Michael J. Conaton (35),
J. P. Hayden, III (21.3), John W. Hayden (15.6) and John I. Von Lehman (17.5).

	The following table sets forth the aggregated option exercises during 1997 and the option value as of December 31, 1997 for the CEO and the four other most highly paid executive officers of the Company under the 1992 Employee Incentive Stock Option Plan adopted by the Board of Directors and approved by the shareholders.

              Aggregate Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                     Number of
                                                     Securities      Value of
                                                     Underlying     Unexercised
                                                    Unexercised     In-the-Money
                                                    Options/SARs    Options/SARs
                                                   at FY End 1996  at Year End
                        Shares
                       Acquired        Value        Exercisable/    Exercisable/
Name                 on Exercise     Realized      Unexercisable   Unexercisable
--------------------------------------------------------------------------------
J.P. Hayden, Jr.           -            -              28,300         $1,025,450
                                                            0                  0

Michael J. Conaton         -            -              13,000            471,000
                                                            0                  0

J. P. Hayden, III          -            -               7,300            264,450
                                                            0                  0

John W. Hayden             -            -               6,900            249,850
                                                            0                  0
John I. Von Lehman      3,000        100,519            4,000            144,000
                                                            0                  0

                     REPORT OF THE COMPENSATION COMMITTEE

	The Compensation Committee's compensation policies are designed to attract and retain qualified executive officers, to reward them for profitable corporate performance and to provide incentives for them to create long-term corporate stability and growth. Therefore, the Company's compensation package for its executive officers consists of base salary, annual performance based bonus and incentive awards. The level of these amounts is determined by the Compensation Committee.

	The Committee sets base salaries at levels believed by the Committee to be sufficient to attract and retain qualified executives, including the Chief Executive Officer, considering other compensation components offered by the Company and salaries offered by other companies. The Chief Executive Officer's 1997 salary of $600,000 was a 0% increase over 1996. Salaries of executive officers are listed in the Summary Compensation Table.

	The Committee believes that a significant portion of total compensation should be subject to specific annual performance criteria. Consequently, the annual bonus potential is set at a significant percentage of salary. The target bonus is based on the annual profit performance of the Company and the individual officer's percentage of participation in the Profit Sharing Plan.
The Board of Directors of the Company has continued its policy of adopting a Profit Sharing Plan first initiated in 1968 under which the Board is authorized to pay to certain of the executive officers of the Company as additional compensation during each year an aggregate sum not to exceed 3.6% of the consolidated earnings (before taxes) of the Company during such year. The Compensation Committee determines each respective executive officer's
(including the Chief Executive Officer's) percentage of participation in the Plan based on specific job responsibilities. Total executive bonuses are generally less than 50 percent of the executive's base salary. The Chief Executive Officer's annual bonus for 1997 was $217,935. This amount is more than prior years and reflects the Company's profit performance for 1997. Cash compensation paid pursuant to the Plan is included in the Summary Compensation Table.

	Long-term incentive awards are made under the Company's 1992 Employee Incentive Stock Plan which authorizes restricted stock awards, stock option grants and stock appreciation rights. The Plan was adopted to provide incentives to encourage employee contribution to the Company's stability and growth. The Plan is administered by the members of the Compensation Committee. Restricted stock was awarded to the Chief Executive Officer and other executive officers in 1995 and 1997 as set forth in the Summary Compensation Table, but no stock was awarded in 1996.

	The Compensation Committee is composed of three independent non-employee directors, whose names are:

		George R. Baker
		James H. Carey
		William J. Keating

                            FIVE YEAR TOTAL RETURN

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG MIDLAND CO., AMERICAN
      STOCK EXCHANGE COMPOSITE AND THE S&P PROPERTY AND CASUALTY GROUP
















ASSUMES $100 INVESTED ON DECEMBER 31, 1992 IN MIDLAND COMMON STOCK, AMEX COMPOSITE AND THE S & P PROPERTY AND CASUALTY GROUP.
* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

           APPROVAL OF AN INCREASE IN AUTHORIZED SHARES OUTSTANDING

	At its meeting on March 5, 1998, the Board of Directors approved an amendment to the Company's Articles of Incorporation to increase the maximum number of common shares authorized to be outstanding to twenty million five hundred thousand (20,500,000) of which twenty million (20,000,000) shall be common shares without par value and five hundred thousand shall be preferred shares without par value. The Board directed that the amendment be submitted to a vote of shareholders at the annual meeting. Currently, the Company's Articles of Incorporation authorize the issuance of five million five hundred thousand (5,500,000) shares of which five million (5,000,000) shall be common shares without par value and five hundred thousand shall be preferred shares without par value. As of March 6, 1998, 3,100,592 common shares of the Company were outstanding and approximately 646,000 common shares had been reserved for issuance pursuant to various director and employee benefit plans of the Company. This left approximately 1,253,408 common shares available for future issuances by the Company. The Board of Directors believes that it is desirable to increase the number of authorized shares in order to make available additional shares for issuance for possible stock dividends, stock splits, benefit plan issuances, acquisitions, financings and for such other corporate purposes as may arise. Subject to the approval by the shareholders of the increase in the authorized shares outstanding, the Board has approved a 3-for-1 stock split of the common shares of the Company to be accomplished by the issuance of two additional shares for each one share held by any shareholder so that after the stock split, each shareholder shall hold three shares for every one share previously held. In the event that the shareholders approve the increase in the maximum number of shares authorized to be outstanding, then the Board of Directors will instruct management of the Company to take such steps as are necessary to accomplish the stock split. The Company has no specific plans currently calling for issuance of any of the additional shares other than the 3-for-1 stock split described above. All newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. A copy of the full resolution for which the Board of Directors seeks approval from the shareholders is attached hereto as Exhibit A.

	The Board of Directors recommends a vote FOR the increase in the maximum number of shares authorized to be outstanding.


                 APPROVAL OF AMENDMENT TO CODE OF REGULATIONS

	At its meeting on March 5, 1998, the Board of Directors approved an amendment to The Midland Company Code of Regulations. The Board directed that the amendment to the Code of Regulations be submitted to a vote of shareholders at the annual meeting. Currently, the Code of Regulations of the Company requires that the Chairman of the Board of Directors of the Company must also serve as the Chief Executive Officer of the Company. This restriction limits the ability of the Board of Directors to elect various persons to the offices for which they may be qualified. The amendment to the Code of Regulations proposed by the Board would permit the Board to elect the Chief Executive Officer of the Company independently of the Chairman of the Board of Directors. A copy of the full resolution for which the Board of Directors seeks approval is attached hereto as Exhibit B.

        The Board of Directors recommends a vote FOR the amendment to the Company's Code of Regulations.


                APPROVAL OF AMENDMENTS TO THE MIDLAND COMPANY
                 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

        At its meeting on March 5, 1998, the Board of Directors approved amendments to the Midland Company Stock Option Plan for Non-Employee Directors (the "Plan"). The Board directed that the amendments to the Plan be submitted to a vote of shareholders at the annual meeting. The effect of the amendments and the Plan is to give non-employee Directors a choice between a bi-annual grant of options to purchase 3,000 shares of common stock of the Company (on a post-split basis) or a grant of 1,000 restricted shares (the "Restricted Shares") of the Company's common stock (on a post-split basis). The Board of Directors believes that amendments to the Plan will allow the Company to more effectively attract and retain qualified directors. Non-employee Directors will be unable to transfer the Restricted Shares for one year after receipt of the Restricted Shares. If a non-employee Director leaves the Board of Directors for any reason other than death or disability, then any Restricted Shares then outstanding which have not yet vested will be forfeited by the Director. If a non-employee Director dies while holding Restricted Shares, the Restricted Shares may be transferred under a will or by the laws of descent and distribution, provided that the recipient of the Restricted Shares agrees to be bound by all of the restrictions governing the Restricted Shares. A copy of the amendments to The Midland Company Stock Option Plan For Non-Employee Directors for which the Board of Directors seeks approval is attached hereto as Exhibit C.

	The Board of Directors recommends a vote FOR the amendments to the Plan.


                    RATIFICATION OF SELECTION OF AUDITORS

	The Board of Directors has selected the firm of Deloitte & Touche LLP as auditors to make an examination of the accounts of the Company for the year 1998. This firm of independent certified public accountants has made the annual audits of the accounts of the Company and its predecessor, Midland-Guardian Co., since 1952. Such selection of auditors is submitted to the shareholders for ratification and approval or rejection. If rejected, the audit committee of the Board of Directors will select other auditors. Representatives of such auditors are expected to be present at the meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.


                            SHAREHOLDER PROPOSALS

	Proposals of shareholders intended to be presented at the 1999 annual meeting must be received at the Company's executive offices on or before November 13, 1998, in order to be included in the proxy statement and form of proxy relating to that meeting.


                             COST OF SOLICITATION

	The cost of preparing and mailing this statement and the accompanying notice of meeting and proxy, and any additional material relating to the meeting, and the cost of soliciting proxies, will be borne by the Company.


                                OTHER MATTERS

	The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matters not now known properly come before the meeting, the persons named in the enclosed proxy or their substitute, will vote said proxy in accordance with their judgment of such matters.

	The above notice and proxy statement are sent by order of the Board of Directors.



                                                JOHN R. LABAR
                                                 Secretary


Dated: March 16, 1998

Shareholders may obtain without charge a copy of the Company's 1997 report to the Securities and Exchange Commission on Form 10-K by sending a request to:
Office of the Secretary - 10K Report, The Midland Company, 7000 Midland Boulevard, Amelia, Ohio 45102.



                                  EXHIBIT A

               PROPOSED AMENDMENT TO ARTICLE FOURTH, SECTION 1
                         OF ARTICLES OF INCORPORATION


RESOLVED, that Article FOURTH, Section 1 of the Articles of Incorporation of the Company be amended by deletion thereof and substitution of the following:

   FOURTH: Section 1. The maximum number of shares which the Corporation is authorized to have outstanding is Twenty Million Five Hundred Thousand (20,500,000) shares, which shall be classified and bear designations as follows: Five Hundred Thousand (500,000) shares, without par value, shall be designated as Preferred Stock and Twenty Million (20,000,000) shares, without par value, shall be designated as Common Stock.


                                  EXHIBIT B

                PROPOSED AMENDMENT TO ARTICLE THIRD, SECTION 3
                          OF THE CODE OF REGULATIONS


RESOLVED, that Article THIRD, Section 3 of the Code of Regulations of the Company be amended so that the Chairman of the Board of Directors of the Company is not required to be the Chief Executive Officer of the Company, such amendment to be accomplished by deletion of the first sentence of the third paragraph of Article THIRD, Section 3 thereof and substitution of the following sentence:

   The Chairman of the Board shall preside at all meetings, regular or special, of the Board.


                                  EXHIBIT C

                  PROPOSED AMENDMENTS TO THE MIDLAND COMPANY
                 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


RESOLVED, that The Midland Company Stock Option Plan for Non-Employee Directors is hereby amended as follows:

   1. The name of the Plan shall be amended to The Midland Company Restricted Stock and Stock Option Plan for Non-Employee Directors.

   2. Section 3 shall be restated in its entirety to read as follows:

      "Award of Restricted Stock or Grant of Options. On the last business day of January, 1999, 2001 and at 2-year intervals thereafter, each Participant shall receive 1,000 shares of Restricted Stock of the Company or an option to purchase 3,000 shares of common stock of the Company, as elected by the Participant at the regular meeting of the Company's Board of Directors held in the month of December prior to the date mentioned above and as approved by the Board of Directors at such meeting. (The number of option or share grants a Participant shall receive has been established based on the assumption that the shareholders will vote to approve the increase in authorized shares to be considered at the annual shareholders' meeting on April 9, 1998. If the shareholders do not vote to approve the increase in authorized shares, then the number of option or share grants received by Participant shall be 1,000 options or 333 shares.) Such election shall be made on a form satisfactory to counsel for the Company."

   3. Section 5 shall be restated in its entirety to read as follows:

      "Changes in Capital Structure. In the event that the outstanding Common Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in corporate shares, appropriate adjustment shall be made automatically in the number and kind of shares which may be awarded under the Plan and the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, appropriate adjustments shall be made automatically in the number and kind of shares which may be awarded under the Plan or as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the Participant's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the option price per share."

   4. A new Section 6 shall be added to the Plan to read as follows:

      "6. Terms and Conditions of Restricted Stock Awards. Restricted Stock Awards shall be evidenced by an agreement in such form not inconsistent with this Plan as the Board of Directors shall from time to time determine, provided that the substance of the following be included therein:

      (a) Director Status. The Board of Directors may provide that Restricted Stock shall be forfeited and must be returned to the Company without payment therefore if the Participant ceases to be a Director of the Company within one (1) year of the date of the award of the Restricted Stock. A forfeiture shall not occur if the Participant's director status terminates on account of death or disability.

      (b) Award Price. There shall be no payment required from a Participant receiving an award of Restricted Stock.

      (c) Other Restrictions.

         (1) Assignability. Restricted Stock shall not be assignable or transferable (while the restrictions are in force) by the Participant except by will or by the laws of descent and distribution, unless otherwise determined by the Board of Directors. The designation of a beneficiary by a Participant does not constitute a transfer.

         (2) Effect of Death While a Director. In the event of the death of the Participant while he is a director of the Company, any Restricted Stock may be transferred to his heirs, or legatees provided that they acknowledge and agree to abide by the terms of the Restricted Stock Agreement.

         (3) Legend on Stock. Certificates representing Restricted Stock shall bear a legend as counsel to the Corporation may deem appropriate regarding the restrictions.

      (d) Restriction. A Participant may not sell shares of Restricted Stock until at least one (1) year after award of such stock.

      (e) Other Terms and Conditions. The Board of Directors may impose such other terms, conditions and restrictions as it deems appropriate."

      Existing Sections 6, 7, 8, 9, 10 and 11 shall be renumbered to take into account the incorporation of new Section 6.

   5. The first paragraph of Section 9 shall be amended to read as follows:

         "This Amendment which has been adopted by the Board of Directors on March 5, 1998, and shall be subject to approval by the Shareholders of the Company the next annual meeting of such Shareholders to be held
      April 9, 1998.

   6. A new Section 12 shall be added to the Plan to read as follows:

         "Effect of Plan Amendment. Nothing contained herein shall be construed to amend or modify any options granted to Participants under the Plan prior to the date hereof.

   7. In all other respects the Plan adopted by the Board of Directors
      March 5, 1992, and adopted by the Stockholders April 9, 1992, shall remain unchanged.